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                                                                   Exhibit 10.21




                                 Houbigant Inc.
                        1135 Pleasant View Terrace West
                             Ridgefield, New Jersey



                                                          February 14, 1995


Parfums Parquet Incorporated
675 Massachusetts Avenue
Cambridge, Massachusetts 02139

Dear Sirs:

         Reference is made to that certain License Agreement dated August 10, 1994, as modified on August 16, 1994, September 16, 1994 and September 21, 1994 (the "License Agreement"), between Houbigant Inc. (the "Grantor") and Parfums Parquet Incorporated ("Licensee"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to them in the License Agreement.

         In accordance with paragraph 38(k) of the License Agreement, and as a condition to Closing under the License Agreement, the Grantor hereby agrees that from and after the Closing Date and after confirmation of its anticipated plan of reorganization, the Grantor will operate its business in the ordinary course as, among other things, a designer, marketer and distributor of perfumes, fragrance products and related products. Grantor agrees that it will not enter into any transactions unrelated to its business that will have a material adverse effect on Grantor's post-confirmation financial condition. In addition, Grantor agrees that in connection with its business it will not execute any guarantees nor make any commitments on behalf of any other person or firm other than in the ordinary course of its business or for or on behalf of any wholly owned subsidiaries of Grantor engaged in businesses related to Grantor's business, without the prior written consent of the Banks and Licensee thereto.

         The Grantor acknowledges that the Licensee shall have the right to receive financial and business information from time to time concerning the Grantor upon reasonable request, and including the right upon reasonable notice to the Grantor to review relevant books and records of the Grantor in addition to receiving periodic financial and other information with respect to the Grantor as may be required by the License Agreement.
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         The Grantor acknowledges that the undertakings of the Grantor pursuant to this letter agreement constitute material inducements to the Licensee to enter into the License Agreement and consummate the transactions contemplated thereunder.

         This Agreement shall be binding on the Grantor and all persons or corporations succeeding to or acquiring the business now carried on by the Grantor.

                                        Very truly yours,



                                        HOUBIGANT INC.



                                        By: /s/ Michael J. Sherman
                                            ----------------------
                                            Michael J. Sherman
                                            Exec. Vice President